As filed with the Securities and Exchange Commission on July 8, 2016

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATERIALISE NV

(Exact name of registrant as specified in its charter)

Kingdom of Belgium	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Technologielaan 15

3001 Leuven

Belgium

(Address of principal executive offices)

Warrants 2015 – Regulations

(Full title of the Plan)

Materialise USA, LLC

44650 Helm Ct.

Plymouth, Michigan 48170

Attention: Chief Executive Officer

(734) 259-6445

(Name, address and telephone number of agent for service)

Copies to:

Alejandro E. Camacho, Esq.

Per B. Chilstrom, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary Shares, no nominal value per share	1,400,000	$7.10	$9,940,000	$1,000.96

(1)	These shares may be represented by American Depositary Shares (“ADS”). Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate registration statement on Form F-6 (File No. 333-196734).
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Ordinary Shares that become issuable under the registrant’s Warrants 2015 – Regulations (the “2015 Plan”) by reason of any stock split, capital increase or decrease or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices for the ADSs as reported by the NASDAQ Global Select Market on July 6, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	In accordance with Rule 428(b) under the Securities Act, the documents containing the information called for by Part I of Form S-8 will be sent or given to individuals who participate in the 2015 Plan and are not being filed with or included in this Form S-8. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference herein, and shall be deemed to be a part of, this registration statement:

•	Annual Report on Form 20-F for the year ended December 31, 2015 filed with the Commission on April 28, 2016;

•	the International Financial Reporting Standards financial information contained in Exhibit 99.1 of the Current Report on Form 6-K furnished to the Commission on May 11, 2016; and

•	The description of the ordinary shares and ADSs contained in the registration statement on Form 8-A (File No. 001-36515), filed with the Commission on June 20, 2014 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Belgian law, the directors of a company may be liable for damages to the company in case of improper performance of their duties. The registrant’s directors may be liable to the registrant and to third parties for infringement of the registrant’s articles of association or Belgian company law. Under certain circumstances, directors may be criminally liable. The registrant maintains liability insurance for the benefit of its directors and senior management.

In order to provide enhanced liability protection for its directors and to attract and retain highly qualified individuals to act as directors, in connection with this offering, the registrant’s board of directors intends to approve the undertaking to indemnify each current and future member of the board of directors to the maximum extent permitted by law, except if the liability or expense is covered by insurance taken by the registrant or if the liability of a director would arise out of such director’s fraud or willful misconduct.

In the underwriting agreement related to the initial public offering, the underwriters have agreed to indemnify, under certain conditions, the registrant, its directors and officers and persons who control the registrant within the meaning of the Securities Act, against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits filed with this registration statement is set forth in the Exhibit Index hereto and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Leuven, Belgium on July 8, 2016.

Materialise NV

By:	/s/ Wilfried Vancraen
Name:	Wilfried Vancraen
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Wilfried Vancraen, Johan Albrecht and Peter Leys and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Wilfried Vancraen Wilfried Vancraen	Chief Executive Officer and Director (Principal Executive Officer)	July 8, 2016

/s/ Johan Albrecht Alfinco BVBA, represented by Johan Albrecht	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 8, 2016

/s/ Peter Leys Peter Leys	Executive Chairman	July 8, 2016

/s/ Johan De Lille A Tre C CVOA, represented by Johan De Lille	Director	July 8, 2016

/s/ Pol Ingelaere Pol Ingelaere	Director	July 8, 2016

/s/ Hilde Ingelaere Hilde Ingelaere	Director	July 8, 2016

/s/ Jürgen Ingels Jürgen Ingels	Director	July 8, 2016

/s/ Jos Vander Sloten Jos Vander Sloten	Director	July 8, 2016

/s/ Lieve Verplancke Lieve Verplancke	Director	July 8, 2016

/s/ Bryan L. Crutchfield Bryan L. Crutchfield	Authorized Representative in the United States	July 8, 2016

EXHIBIT INDEX

Exhibit number	Exhibit description

4.1	Articles of Association of Materialise NV (English translation) (incorporated by reference to Exhibit 1.1 to the annual report on Form 20-F for the year ended December 31, 2015)

4.2	Form of Deposit Agreement (incorporated by reference to Exhibit 4.1 to the registration statement on Form F-1 (File No. 333-194982))

4.3	Warrants 2015 – Regulations (English translation) (incorporated by reference to Exhibit 4.5 to the annual report on Form 20-F for the year ended December 31, 2015)

4.4	Form of Warrant Agreement under Warrants 2015 – Regulations (English translation)

5.1	Opinion of Clifford Chance LLP

23.1	Consent of BDO Bedrijfsrevisoren Burg. CVBA, independent registered public accounting firm

23.2	Consent of Clifford Chance LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)